As filed with the Securities and Exchange Commission on July 22, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BIOFRONTERA INC.

(Exact name of registrant as specified in its charter)

Delaware	47-3765675
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

660 Main Street, 1st Floor

Woburn, Massachusetts 01801

(Address of principal executive offices) (Zip code)

BIOFRONTERA INC. AMENDED AND RESTATED 2021 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Prof. Dr. Hermann Luebbert

Chairman and Chief Executive Officer

Biofrontera Inc.
660 Main Street, 1st Floor
Woburn, MA 01801
(Name and address of agent for service)
(781) 245-1325
(Telephone number, including area code, of agent for service)

Copies to:

Robert B. Lamm, Esq. Gunster, Yoakley & Stewart, P.A. 4855 Technology Way, Suite 630 Boca Raton, FL 33431 Telephone: 954-462-2000	Daniel Hakansson Corporate Counsel Biofrontera Inc. 660 Main Street, 1st Floor Woburn, MA 01801 Telephone: 781-486-1510

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

References in this registration statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to Biofrontera Inc., unless otherwise stated or the context otherwise requires.

This registration statement on Form S-8 is being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 5,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), available for issuance in connection with equity-based awards granted under the Biofrontera Inc. 2021 Omnibus Incentive Plan, as amended and restated (the “Plan”).

The Company initially registered 137,500 shares of Common Stock (as adjusted for the Company’s 1-for-20 reverse stock split that was effective as of July 3, 2023) for issuance under the Plan on a Registration Statement on Form S-8 (File No. 333-265463) (the “Initial Registration Statement”), filed with the Commission on June 7, 2022, and subsequently registered 3,612,500 additional shares of Common Stock for issuance under the Plan on a Registration Statement on Form S-8 (File No. 333-283208) (together with the Initial Registration Statement, the “Existing Registration Statements”), filed with the Commission on November 13, 2024. At the Company’s 2026 Annual Meeting of Stockholders held on June 11, 2026, the Company’s stockholders approved the amendment and restatement of the Plan, including the authorization of an additional 5,000,000 shares of Common Stock for issuance under the Plan.

In accordance with General Instruction E to Form S-8, the contents of the Existing Registration Statements are incorporated by reference herein, except that the provisions contained in Part II of the Existing Registration Statements are modified as set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, (v) an officer in any action by or in the right of the corporation, or (vi) a director or officer for any act or omission occurring prior to the date when such provision becomes effective. Our amended and restated certificate of incorporation relieves the directors, but not the officers, of the Company from personal liability to the Company and its stockholders except to the extent that the elimination or limitation of such liability is not permitted by the DGCL, as it presently exists or is amended.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals, under certain prescribed circumstances and subject to certain limitations, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we shall (i) indemnify our directors and officers to the fullest extent permitted by the DGCL as it presently exists or is amended, and (ii) advance expenses, including attorneys’ fees, incurred by our officers or directors in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall be ultimately determined that he or she is not entitled to be indemnified by us.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Company’s Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021).
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Biofrontera Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 3, 2023).
4.3	Certificate of Second Amendment to the Amended and Restated Certificate of Incorporation of Biofrontera Inc. filed April 25, 2024 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2024).
4.4	Certificate of Third Amendment to the Amended and Restated Certificate of Incorporation of Biofrontera Inc., filed June 16, 2025 (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2025).
4.5	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on November 3, 2021).
4.6	Specimen Stock Certificate evidencing the shares of common stock (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Company’s registration statement on Form S-1 filed with the SEC on October 12, 2021).
4.7*	Biofrontera Inc. Amended and Restated 2021 Omnibus Incentive Plan.
5.1*	Opinion of Gunster, Yoakley & Stewart, P.A.
23.1*	Consent of CBIZ CPAs P.C., an Independent Registered Public Accounting Firm.
23.2*	Consent of Marcum LLP, independent registered public accounting firm.
23.3*	Consent of Gunster, Yoakley & Stewart, P.A. (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page of this registration statement).
107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Commonwealth of Massachusetts, on July 22, 2026.

BIOFRONTERA INC.

By:	/s/ E. Fred Leffler, III
Name:	E. Fred Leffler, III
Title:	Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints E. Fred Leffler, III and Daniel Hakansson and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Hermann Luebbert	Chief Executive Officer and Chairman	July 22, 2026
Hermann Luebbert	(Principal Executive Officer)

/s/ E. Fred Leffler, III	Chief Financial Officer	July 22, 2026
E. Fred Leffler, III	(Principal Financial Officer) (Principal Accounting Officer)

/s/ John J. Borer	Director	July 22, 2026
John J. Borer

/s/ Beth J. Hoffman	Director	July 22, 2026
Beth J. Hoffman

/s/ Heikki Lanckriet	Director	July 22, 2026
Heikki Lanckriet

/s/ Kevin D. Weber	Director	July 22, 2026
Kevin D. Weber